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                                                                    Exhibit 10.1

[LETTERHEAD OF TVN ENTERTAINMENT CORPORATION]

July 14, 2000

Ian Aaron                        Personal & Confidential
649 Fremont Street               -----------------------
Menlo Park, CA 94025


Dear Ian:

We are very pleased that you have agreed to accept the position as President and Chief Executive Officer of TVN Entertainment Corporation (referred to herein as "the Company" or "TVN"). This position is vital to the continued development, implementation, launch and growth of the Company, so you will be a most important and valued member of our senior management team.

Set forth below are the terms agreed upon for your employment by the Company:

1. Effective August 6, 2000 you will be employed on a full time basis as the President and Chief Executive Officer ("CEO") of the Company, reporting to the Company's Chairman and Board of Directors.

2. As the CEO of the Company, your duties will include those usually attendant to that position, including (i) devoting your full business efforts and time to the oversight, planning, and management of the Company's businesses, including it Broadband Internet Group ("BIG"), Video-on Demand ("VOD") and Digital Content Express ("DCX") businesses, (ii) completion of TVN's annual Business Plans (including for BIG, VOD and DCX) for approval by TVN's Board and the implementation of each such Plan after such approval, (iii) oversight, direction and supervision of all TVN operations and personnel, and (iv) such other duties consistent with your position as CEO of the Company as may be assigned to you from time-to-time by the Chairman and/or Board of Directors, all under the overall direction and control of its Board of Directors. All of the Company's businesses and operations are and will be within your area of responsibility as CEO, and you will also have fiscal responsibility for TVN's investments in, and will interface as needed with, TVN's affiliated businesses (NetSmart, New Media Network, Digital Support Solutions and Chromazone) and oversee the services which will be provided by TVN to those affiliates.

3. Your employment hereunder will be for an initial three (3) year term (the "Initial Term") beginning August 6, 2000 and continuing thereafter through August 5, 2003 unless earlier terminated with or without cause as set forth below. The Company shall have the option to renew your employment under this agreement for one (1) additional two (2) year term (the "Option Term"), by written notice exercising such option sent to you at least ninety (90) days prior to the expiration of the Initial Term.

4. You will be paid a salary at the pre-tax rate of $300,000 per year (Annual Salary) in accordance with the Company's payroll policies (currently bi-weekly) for the first year of the Initial Term, with appropriate withholding and deductions. For each year of the initial Term
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Ian Aaron
July 14, 2000
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     thereafter, the Annual Salary payable in that year will be increased by no less than five percent (5%) per annum (i.e., in the second year $315,000 and $330,750 in the third year, but that percentage increase shall not set a ceiling if a greater increase is merited as determined in the discretion of the Board of Directors. Your Annual Salary payable during the first year of the Option Term, if exercised by the Company, will be no less than 105% of your third year Annual Salary for the first option year, and during each subsequent option year no less than 105% of the first option year Annual Salary.

5. The Company shall provide you with a $300,000 interest free loan upon signing this agreement to facilitate your transition to employment with the Company, and this loan will be forgiven in equal amounts over the term of this agreement on the first, second and third anniversary of your employment. Any unpaid balance of the loan shall be forgiven in the event of a change of control of the Company or termination of your employment without cause, or termination by you for good reason. You will also be eligible to receive a performance/merit bonus annually for each fiscal year ("Annual Bonus") in accordance with TVN's policies for its senior executives, for up to 100% of your Annual Salary. The amount of the Annual Bonus will be determined by TVN's Board of Directors based your performance as President and CEO of TVN, and the achievement of the goals set by TVN's senior management (with your participation) and the Board for each fiscal year (currently ending March 31). This Annual Bonus will be payable after TVN's financial department has compiled the relevant financial performance data after the end of each fiscal year, beginning with fiscal year end March 31, 2001, but in any event your Annual Bonus shall be guaranteed at no less than 50% of your Annual Salary in each such fiscal year (prorated for fye 2001).

6. You will be reimbursed for reasonable out-of-pocket expenses incurred by you on behalf of the Company and in the conduct of its business, upon presentation of appropriate receipts or other suitable documentation, in accordance with the Company's expense reimbursement policies applicable to its senior executives, including (i) first class or upgraded airplane travel as appropriate, (ii) an auto allowance of $1,000 per month, and
     (iii) the reasonably incurred costs to move your family and possessions to Los Angeles, and the cost to rent a home in the Los Angeles area for six
     (6) months, to allow you adequate time to sell your existing home and to find and buy a new home in the greater Los Angeles area. You will not be required to relocate from the greater Los Angeles area for this position.

7. You will also be included in the Company employee benefit plans then available to other senior executive employees. The Company provides a 401k Plan and a health and dental care plan that has a first complete calendar month waiting period for eligibility.

8. Subject to meeting eligibility requirements, you will participate in a newly created Company incentive Stock Option Plan ("the new Option Plan") and your stock option grant shall be, to the extent permitted under the applicable rules of Section 422(d) of the Internal Revenue Code of 1986, as amended, an "incentive stock option" to purchase a total of 1,200,000 shares of the Company's Common Stock ("Option Shares"). The Option Shares will be granted from a stock option pool which will be authorized pursuant to the new Option Plan to be adopted by the
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Ian Aaron
July 14, 2000
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     Board of Directors for this option grant, for other new hires, and for refresher option grants to be issued to other senior level TVN executives. Your per share exercise price for the Option Shares shall be equal to the lesser of (i) $2.75 per share, or (ii) an amount equal to ninety percent (90%) of the per share price set in the next round of equity financing for the Company in excess of $25 Million. The new Option Plan shall provide for repriced incentive stock options to be issued for refresher grants and for existing and new senior management employees, all as approved by the Board of Directors. Your stock option shall be exercisable for a term of ten (10) years (or shorter upon any termination of your employment other than for cause) and shall vest as follows: (i) twenty five percent (25%) of the Options Shares (300,000 shares) shall vest when this Agreement is mutually signed, and (ii) the balance of the Option Shares (900,000 shares) shall vest ratably over the period provided for in the new Option Plan, conditioned upon your continued employment with TVN as of each vesting date; provided, however, that all unvested Option Shares shall vest upon a change of control as defined herein below. This option grant will be subject to the terms, definitions and provisions of the new Option Plan, and the standard form related Stock Option Agreement which will be entered into by you and the Company, both of which will provided to you after signing this letter agreement. You will also participate in all other regular option grants to senior executives for an amount of shares that is commensurate with your position relative to the others receiving such option grants.

9. You will be entitled to a total of fifteen (15) days per year of paid vacation, for use at your discretion upon reasonable advance notice to the Chairman. During the term of your employment hereunder, the Company will obtain and pay the premiums when due for a term life insurance policy on your life in the amount of $1,000,000 payable to your designated beneficiary. You shall be fully "grossed-up" by the Company for this life insurance benefit, so that the economic effects to you are the same as if this benefit was provided to you on a non-taxable basis. You also understand and agree that the Company may obtain additional term life insurance on you with benefits payable to the Company ("key-man life insurance") and you agree to cooperate with the Company in applying for such coverage and with respect to the medical examinations required to obtain such policies.

10. If you become totally disabled during the term of this Agreement, your employment hereunder shall automatically terminate and you shall receive post-termination disability payments equal to twelve (12) months of continuation of your then current Annual Salary and guaranteed portion of your Annual Bonus, and your Option Shares shall continue to vest during such period of disability. You shall be deemed to have suffered a "Total Disability" ninety (90) days following written notice by the Company to you of a determination by an independent physician acceptable to the Board of Directors and you (which acceptance will not be unreasonably withheld) that your disability is such that you cannot render services as provided for hereunder; provided, however, that if you resume work on a regular basis prior to the end of such 90 day period, you shall not be deemed to have suffered a "Total Disability."

11. During the term of this Agreement, if you become disabled by reason of illness or other incapacity extending for a period of more than three (3) consecutive months during which you










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Ian Aaron
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     are unable to perform your duties hereunder on a full-time basis (as determined by an independent physician acceptable to both you and the Board of Directors), but you are able to perform your duties hereunder on a part-time basis ("Partial Disability"), all Annual Salary and guaranteed Annual Bonus amounts otherwise payable shall be paid to you, and your Option Shares shall continue to vest, during this period of disability.

12. If you die during the term of this Agreement, this Agreement shall terminate immediately; provided, however, that in such event, your spouse, if living, or your dependents, if your spouse is not living, shall receive twelve (12) months of continued Annual Salary payments hereunder.

13. While you are employed by the Company, you agree that without first disclosing to and obtaining the prior written consent of the Chairman, you will not (i) engage in any business or be employed by any third person or entity, (ii) advise or consult with any person or entity which competes, directly or indirectly, with any of the Company's businesses or any businesses in which the Company maintains a financial interest, (iii) accept any gift, gratuity, benefit or interest of a material or substantial amount or nature (other than commonly accepted business practices for senior level executives in this industry, i.e., small gifts at holiday time, attending social events or seminars paid for by others), directly or indirectly, from any person or entity which does business with the Company, or its affiliates, or (iv) engage in any activity which creates or may create an actual or potential conflict of interest between such activity and your duty to act at all times in the best interests of the Company and not for your separate personal gain or profit; provided, however, that you may (a) be employed for a brief period, not to exceed three (3) months, from time-to-time as a consultant by your current employer, and/or (b) serve in any civic, educational or charitable organization without the approval of the Board, so long as such consulting or other activities do not interfere with the full-time performance of your duties and obligations under this Agreement. Company hereby acknowledges and agrees that you currently serve on the Boards of Directors of the companies listed on Schedule A and your continued service on such Boards is expressly permitted and will not be deemed a violation of this paragraph for so doing.

14. You acknowledge and agree that the Company shall own, in perpetuity and throughout the universe, all creative and ownership rights in and to all materials created, written, produced or worked on by you, or under your direction, during the course of and in connection with your employment by the Company including, without limitation, all Company business and financial plans, computer systems and interfaces, technology, operating systems and manuals, designs and diagrams, and all sales, marketing and promotional materials developed or created by you or under your direction, and all property rights of any kind therein emanating from your work. You hereby assign to the Company all such rights and materials, and the copyright, publishing, trademark, domain name, intellectual property and other enumerated and related rights pertaining thereto or to the Company's businesses, which the Company shall own and be entitled to register, as it sees fit, in its or an affiliate's name, and for its sole benefit.
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Ian Aaron
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15.  Your employment may be terminated other than for "cause" as defined in paragraph 15 hereof, in which event the Company's sole obligations to you shall be a) to pay you (i) the unpaid portion of the agreed Annual Salary then in effect for your work performed prior to termination, (ii) your Annual Salary payable during each month of the remaining Initial Term (but not any Option Term unless the Company has exercised its renewal option and the Option Term has begun), plus the guaranteed portion only of your Annual Bonus payable during such period, less applicable payroll withholding and deductions, all payable ratably during the remaining Initial Term (or Option Term if exercised), (iii) unpaid auto allowance and reimbursable expenses, if any, properly incurred and documented prior to the date of such termination; and (iv) your auto allowance for the remaining Initial or Option Term, and b) to provide for the continuation of all of your then existing employee benefits for a period of twenty-four (24) months from such termination date unless you obtain substantially similar benefits with another employer at an earlier date. In addition, your unvested Option Shares shall all immediately accelerate and vest as of the date of any such non-cause termination.

16. In the event of your termination by the Company for "cause" as defined below, you shall be entitled only to payment for the items in paragraphs 15(i) and 15(ii) above, and the right to exercise your stock option for only those Option Shares which have fully vested as of the date of such termination, subject to offset for any material damage caused to the Company as a result of the conduct giving rise to such termination for cause. Upon any termination of your employment, whether with or without cause, you shall (a) return to the Company all of its materials in your possession or under your control, including all work in progress, work papers, computer discs and files, information and documents created or worked on by you for the Company, (b) provide a final report, if requested on the status of any work in progress or remaining to be done and (c) continue to comply with your non-disclosure and confidentiality obligations. For purposes of this agreement, "cause" is defined as (i) an act of dishonesty in connection with your duties and responsibilities as an employee and which either causes harm to the Company, or results in your substantial personal enrichment (ii) conviction of a felony, (iii) a material violation of the conflict of interest provisions of paragraph 12 hereof, (iv) a willful act or gross misconduct which results in material damage to the Company, or (v) continued, substantial or willful failure to perform your employment duties after you have received one or more written notices, warnings or demands for performance from the Company or its Board of Directors which set forth the factual basis for the determination that you have a) continually, substantially or willfully failed to perform your duties, and b) had a reasonable time period in which to cure such defaults as are capable of being cured by subsequent curative action and you have failed to do so. Termination for cause shall be effective upon delivery to you of a notice from the Company's Board of Directors stating that you have engaged in any of the above described "for cause" conduct and specifying the particulars thereof, and for cause under Section (v) that you have not timely cured such defaults after such notice.

17. You may terminate your employment for "good reason" upon written notice to the Company, and in such event, such employment termination shall be treated as a termination by the Company for reasons other than cause, and you shall receive the payments referred to in


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Ian Aaron
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     paragraph 15 hereof governing a termination without cause. For purposes of this agreement, "good reason" shall be defined as:

          (a) A material diminution of your title, office, position or authority;
          (b) The assignment to you of any duties inconsistent with your position, title, authority or material responsibilities, or the removal of your authority, title or material responsibilities;
          (c) The failure of the Company to (i) timely make any payment due to you hereunder or (ii) comply with any of the material provisions of this agreement after written notice from you of such failure and the Company's failure to make such payment within five (5) business days of such notice, or to effect such compliance within a reasonable period of time.
          (d)  The occurrence of a change of control of the Company;
               and
          (e) The failure of the Company to elect or re-elect you as a director of the Company, or your removal as a director of the Company.

18. For purposes of this Agreement, a "change of control" shall mean (A) the acquisition of the Company by another equity by means of any transaction or series of related transactions (including, without limitation, a reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or
     (B) a sale of all or substantially all of the assets of the Company in any transaction or series of related transactions, unless the Company's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for such acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity; or (C) if you are required to report to a Chairman of the Board of the Company other than the current Chairman, or (D) one or more related transfers of capital stock of the Company which results, singly or in the aggregate, in a transfer of more than fifty percent (50%) of the voting power of the Company, other than transfers by any stockholder of voting power to any such stockholder's affiliates (as such term is defined in Rule 12 (b)(2) promulgated under the Securities Exchange Act of 1934, as amended, or such successor regulation). For the purpose of this Paragraph, the term "affiliates" shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture which directly or indirectly, is in control of, is controlled by, or is under common control with, such stockholder. For purposes of the preceding sentence, the term "control" shall mean the power, directly or indirectly, to (i) vote 51% or more of the voting securities of an entity, or (ii) direct or cause the direction of the management or policies of an entity as the sole trustee, general partner or sole managing member of such entity.

19. This contains our entire agreement for your employment by the Company; all prior and contemporaneous discussions, conversations and/or negotiations are merged herein. No representations have been made to you by the Company, or by any agent or representative thereof, or by you to the Company, other than those set forth herein and no agreements have





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Ian Aaron
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     been entered into, other than those expressly set forth herein. The terms of this employment agreement may not be modified or amended except by a document signed both by you and on behalf of the Company, and mutually executed fax copies shall be deemed originals, and may be used by either party as an original agreement. The laws of the State of California applicable to agreements which are to be performed wholly within such state shall govern this agreement, including its interpretation, construction, performance and enforcement.

20. All claims, disputes or issues relating to your employment, including without limitation, your hiring, work, performance, compensation, bonuses, stock options, benefits, and/or termination for any reason, or based upon a claim of discrimination of any kind (each "a dispute" herein), shall be resolved, if mutually desired, initially by non-binding mediation efforts conducted by the parties with the aid of an independent impartial mediator or mediation service, to be paid for equally by the parties. If such mediation efforts are unsuccessful in resolving such dispute in a mutually acceptable manner, or if either party does not wish to participate in or continue with mediation efforts, each and every dispute shall be finally resolved solely by binding arbitration in Burbank, California under the applicable Employment Arbitration Rules of the American Arbitration Association then in effect. Arbitration shall be the sole and exclusive method for resolving any employment, hiring or termination related dispute, and both you and the Company acknowledge and agree that each is giving up any right that either otherwise might have for a judge or jury to decide such dispute, but neither the arbitrator nor any court which may be asked to enforce any arbitration award shall have jurisdiction or authority to award any punitive, exemplary or incidental damages; provided, however, either you or the Company may seek (i) equitable relief, including but not limited to injunctive relief, and (ii) an order compelling arbitration of any dispute, or enforcing any arbitration award,from a court of competent jurisdiction. The prevailing party in any such arbitration, as determined by the arbitrator(s), shall be entitled to his or its reasonable attorney's fees incurred in connection with, and the cost of, such arbitration proceeding, including the costs for the arbitrator(s).

21. All disputes must be arbitrated pursuant to this Agreement, including, but not limited to, tort and negligence claims, bad faith claims, contract claims, wage claims, benefit claims, demands, liabilities, debts, accounts, obligations, damages, compensatory damages, liquidated damages, costs, expenses, actions and causes of action arising out of or in connection with your hiring, our employment relationship, the performance or non-performance of your duties, any disciplinary matters, including termination of the employment relationship, and/or retaliation and defamation claims, including but not limited to any claims for wrongful termination or discharge, breach of the covenant of good faith and fair dealing, and/or for violation of any and all federal and state civil rights laws, ordinances, regulations or orders, based on charges of discrimination or harassment on account of race, color, religion, sex, sexual orientation, age, citizenship, national origin, mental or physical disability, medical condition, marital status, pregnancy or any other discrimination prohibited by such laws, ordinances, regulations or orders (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; Americans with Disabilities Act; Civil Rights Act of 1866,
           ------
     and Civil Rights Act of 1991; 42 USC Section 1981, et seq.; Age
                                                        ------
     Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.;
                                                                       ------
     Equal Pay Act, as amended.
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Ian Aaron
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     20 USC Section 206(d); regulations of the Office of Federal Contract
     Compliance, 41 CFR Section 60, et seq.; and applicable state equal
                                    -- ---
     protection and/or equal employment opportunity laws).

22. You further understand and acknowledge that during the course of your employment by the Company, you have had and will continue to have access to its confidential business information and trade secrets, including without limitation: service, operations, ordering, billing and sales data, records and reports; customer, affiliate and vendor information; pending projects or proposals, business methods, systems, technology, plans and financial projections; the methods and techniques used in, approaches to, or results of market research; employee salaries, contracts and wage information; legal files and records; computer and engineering data, software, programming, diagrams and schematics; and accounting and financial information, whether written or verbal, or contained on paper, computer hardware or software, disk, tape, microfiche or other media ("Confidential Information"). This information is of substantial value and highly confidential, is not known to the general public, is the subject of Company efforts to maintain its secrecy, constitutes its professional and trade secrets, and is being provided and disclosed to you solely for use in connection with your employment by the Company. Since you will continue to have access to the Company's Confidential Information during the course of performing your duties, as a material condition of your continuing employment by the Company, concurrently with signing this Agreement you agree to sign the Confidentiality and Non-Disclosure Agreement which is attached hereto.

Welcome aboard. We're delighted that you have agreed to take on this very important position and we all look forward to working with you to achieve the Company's goals.

Sincerely



/s/ Stuart Levin
Stuart Levin



Attachment - Non Disclosure Agreement


ACCEPTED AND AGREED:

The foregoing offer of employment is accepted. I agree to the terms and conditions of my employment by the Company contained therein and the provisions of the attached Company Confidentiality and Non-Disclosure Agreement, both of which I have signed after obtaining advice from my legal counsel.


/s/ Ian Aaron
---------------------------
Ian Aaron